Exhibit 99.1

NEWS RELEASE

WP Glimcher Reports Second Quarter 2016 Results

COLUMBUS, OH - August 3, 2016 - WP Glimcher Inc. (NYSE: WPG) today reported financial and operating results for the second quarter ended June 30, 2016.

Second Quarter Results

Net income attributable to common shareholders for the second quarter of 2016 was $17.8 million, or $0.10 per diluted share, compared to $3.9 million, or $0.02 per diluted share, a year ago. The year-over-year improvement is primarily attributable to a net gain of $34.1 million related to the ownership transfer of two properties and the subsequent cancellation of outstanding mortgage debt of $115.3 million, partially offset by higher merger, restructuring and transaction costs compared to a year ago. The increase in these costs is primarily due to severance and other charges associated with the management changes and review of strategic alternatives recognized during the second quarter of 2016.

Funds from Operations (FFO)¹ for the second quarter of 2016 were $98.1 million, or $0.45 per diluted share. This compares to $95.2 million, or $0.43 per diluted share, during the same quarter a year ago. Results for the second quarter of 2016 include $29.9 million of corporate restructuring costs and expenses incurred in connection with the Company’s review of strategic alternatives, as well as the previously mentioned net gain of $34.1 million. Results for the second quarter of 2015 include $11.2 million of merger and transaction costs, including bridge loan fee amortization. When excluding these items, adjusted FFO (AFFO)¹ for the second quarter of 2016 was $94.0 million, or $0.43 per diluted share, which compares to $106.4 million, or $0.48 per diluted share for the second quarter of 2015. The decrease relates primarily to the sale of a 49% ownership interest in five assets in connection with the formation of the joint venture with O’Connor Capital Partners on June 1, 2015.

Comparable net operating income (NOI)¹ for the Company’s core portfolio increased 3.0% during the second quarter of 2016, compared to the same period a year ago, driven by growth across all tiers in the core portfolio.

Lou Conforti, CEO and Director stated: “My team and I continue to grind it out from an operational standpoint. We are focused on growing cash flow and will accomplish this objective by collectively rolling up our sleeves and leasing space with traditional and innovative tenancy. In addition, reducing corporate overhead has already resulted in operating efficacy and streamlined decision making. Regarding strategic alternatives, our premise is straightforward, every viable option is under consideration and decisions will be made from a position of strength while being a shareholder fiduciary first and foremost.”

Operational Highlights

Ending occupancy for the core properties was 92.9% as of June 30, 2016, compared to 92.4% a year ago, an increase of 50 basis points. Base rent per square foot for core properties was $21.44, an increase of 0.6%, compared to $21.32 per square foot a year ago. Inline store sales at the Company’s core enclosed properties increased 4.7% to $376 per square foot for the twelve months ended June 30, 2016, compared to $359 per square foot for the same period a year ago. Operating metrics by asset group can be found in the second quarter 2016 Supplemental Information report available on the Company’s website.

(1) Reconciliations of FFO, AFFO and comparable NOI (non-GAAP measures) are included in this press release.

Dispositions

The trustee on behalf of the mortgage lender conducted a non-judicial foreclosure sale of Chesapeake Square, located in Chesapeake, Virginia and the mortgage lender was the successful bidder at the sale. Following the April 28, 2016 ownership transfer, the Company’s outstanding mortgage debt of $62.4 million was cancelled. In addition, the trustee on behalf of the mortgage lender conducted a non-judicial foreclosure sale of Merritt Square Mall, located in Merritt Island, Florida and the mortgage lender was the successful bidder at the sale. Following the June 9, 2016 ownership transfer, the Company’s outstanding mortgage debt of $52.9 million was cancelled. Following the ownership transfer of these two properties, the Company recognized a net gain of $34.1 million resulting from the cancellation of outstanding mortgage debt of $115.3 million.

Financing Activity

On June 8, 2016, the Company borrowed $65.0 million under a term loan secured by ownership interests in Weberstown Mall, located in Stockton, California. The loan bears interest at one-month LIBOR plus 1.75% and will mature on June 8, 2018, subject to three one-year extension options. The Company used the proceeds from the term loan to repay the $60.0 million mortgage loan secured by Weberstown Mall and for other general corporate purposes. As of June 30, 2016, the balance was $64.6 million, net of $0.4 million of debt issuance costs, and the applicable interest rate was 2.2%.

Proposed Name Change to Washington Prime Group Inc.

The Company has included a proposal to change its name to Washington Prime Group Inc. at its Annual Meeting of Shareholders to be held on August 30, 2016. Pending shareholder approval, the branding change will occur over the next several months after the meeting.

2016 Guidance

The Company is updating its guidance for fiscal year 2016 net income attributable to common shareholders and now expects a range of $0.27 to $0.33 per diluted share. The updated guidance for net income reflects the costs incurred with the management changes and review of strategic alternatives in the second quarter of 2016, slightly offset by the estimated savings from the overhead reductions in the second half of 2016, reduced depreciation expense as well as lower gains than previously projected related to the debt extinguishments. The Company is maintaining its previously issued guidance for FFO, as adjusted, in a range of $1.76 to $1.82 per diluted share.

The following table provides the reconciliation for the expected range of estimated net income attributable to common shareholders per diluted share to estimated FFO per diluted share, as adjusted, for the year ending December 31, 2016:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$0.27	$0.33
Depreciation and amortization including share of unconsolidated entities	1.50	1.50
Estimated FFO per diluted share	$1.77	$1.83
Less: Gain on debt extinguishment, net	(0.15)	(0.15)
Add: Restructuring and transaction costs	0.14	0.14
Estimated FFO per diluted share, as adjusted	$1.76	$1.82

The Company is maintaining its guidance for NOI growth for the core portfolio in the range of 1.5% to 2.5% for the year ending December 31, 2016. The following table provides a reconciliation of the expected range of net income from GAAP financial statements to the Company’s NOI projections for the year:

(Dollars in thousands)
	Low End	High End
Operating income	$198,000	$201,000
Depreciation and amortization	284,000	285,000
General and administrative	37,000	37,500
Merger and transaction costs	30,000	30,000
Management fee allocation	7,000	8,000
Property allocated corporate expense	13,000	13,500
Pro-rata share of unconsolidated joint venture in comp NOI	47,000	47,500
Non-comparable properties and other (1)	(21,500)	(22,000)
Non-core properties	(17,500)	(18,000)
Projected comparable NOI	$577,000	$582,500

Projected comparable NOI year-over-year growth (2)	1.5%	2.5%

(1) Includes fee income, termination and outparcel sales projections, straight line rents, fair market adjustments and non-comparable properties.
(2) Reported 2015 comparable NOI adjusted for actual and projected property dispositions was $568.3 million.

For the third quarter of 2016, the Company estimates net income attributable to common shareholders per diluted share to be in the range of $0.04 to $0.06 and FFO per diluted share to be in the range of $0.42 to $0.44. A reconciliation of the range of estimated net income per diluted share to estimated FFO per diluted share for the third quarter of 2016 follows:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$0.04	$0.06
Depreciation and amortization including share of unconsolidated entities	0.38	0.38
Estimated FFO per diluted share	$0.42	$0.44

Earnings Call and Webcast on August 4

WP Glimcher will host a conference call at 11:00 a.m. ET on Thursday, August 4, 2016, to discuss the Company’s results and future outlook. Live streaming audio of the conference call will be accessible from the investor relations section of the Company’s website at http://investor.wpglimcher.com/.

The call-in number for the conference call is 877.422.8928 (or +1.412.455.6229 for international callers), and the participant passcode is 44725753. A replay of the call will be available on the Company’s website, or by calling 855.859.2056 (or +1.404.537.3406 for international callers), passcode: 44725753, beginning on Thursday, August 4, 2016, at approximately 1:00 p.m. (ET) through midnight on Thursday, August 18, 2016.

Supplemental Information
For additional details on WP Glimcher’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website at www.wpglimcher.com. This press release as well as the supplemental information has also been furnished to the Securities and Exchange Commission (SEC) in a Form 8-K.

About WP Glimcher
WP Glimcher Inc. is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties. The Company combines a national real estate portfolio with an investment grade balance sheet, leveraging its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. Learn more at www.wpglimcher.com.

Contacts
Lisa A. Indest, CAO & Senior VP, Finance, 614.887.5844 or lisa.indest@wpglimcher.com
Kimberly A. Green, Director of Investor Relations, 614.887.5647 or kim.green@wpglimcher.com

Non-GAAP Financial Measures
This press release includes FFO, AFFO and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (GAAP). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO, AFFO and comparable NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company believes that FFO provides investors with additional information regarding operating performance and a basis to compare the Company’s performance with that of other REITs.

The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (NAREIT) as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest. The Company also discusses FFO, as adjusted, or AFFO. Descriptions of items adjusted are provided in the press release. Certain items, such as merger, restructuring and transaction related costs and gain on debt extinguishment, while included in FFO and net income, do not affect the ongoing performance of the properties and have been excluded from AFFO to enhance comparability.

NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same property NOI excludes termination income and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.

Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Investors should understand that the Company’s computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance and are not alternatives to cash flows as a measure of liquidity. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance. Reconciliations of these measures are included in the press release.

Regulation Fair Disclosure (FD)
The Company routinely posts important information online on the investor relations website, www.investor.wpglimcher.com. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of WP Glimcher Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase mall store occupancy and same-mall operating income; risks associated with the acquisition, development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

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CONSOLIDATED STATEMENTS OF OPERATIONS
WP Glimcher Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Minimum rent	$141,257	$161,695	$284,362	$322,601
Overage rent	1,911	2,291	5,368	5,555
Tenant Reimbursements	59,410	67,437	117,366	136,682
Other income	3,160	6,105	8,673	10,408
Total Revenues	205,738	237,528	415,769	475,246

Expenses:
Property operating	(39,525)	(51,140)	(83,459)	(102,249)
Real estate taxes	(26,397)	(27,737)	(50,888)	(58,262)
Advertising and promotion	(2,597)	(2,646)	(4,829)	(5,321)
Total recoverable expenses	(68,519)	(81,523)	(139,176)	(165,832)
Depreciation and amortization	(69,232)	(91,453)	(140,635)	(183,637)
Provision for credit losses	(1,763)	(883)	(2,495)	(1,581)
General and administrative	(9,432)	(11,889)	(20,236)	(21,478)
Merger, restructuring and transaction costs	(29,914)	(4,903)	(29,914)	(25,713)
Ground rent	(1,043)	(2,071)	(2,100)	(4,444)
Total operating expenses	(179,903)	(192,722)	(334,556)	(402,685)

Operating Income	25,835	44,806	81,213	72,561

Interest expense, net	(34,466)	(38,778)	(71,814)	(75,892)
Gain on extinguishment of debt, net	34,078	—	34,078	—
Income and other taxes	(114)	(528)	(1,093)	(973)
Loss from unconsolidated entities, net	(508)	(1,703)	(1,669)	(1,487)
(Loss) gain on disposition of interests in properties, net	(88)	5,147	(2,297)	5,147

Net income (loss)	24,737	8,944	38,418	(644)

Net income (loss) attributable to noncontrolling interests	3,422	1,048	5,081	(1,248)
Net income attributable to the Company	21,315	7,896	33,337	604
Less: Preferred share dividends	(3,508)	(3,995)	(7,016)	(8,973)
Net income (loss) attributable to common shareholders	$17,807	$3,901	$26,321	$(8,369)

Earnings (loss) per common share, basic and diluted	$0.10	$0.02	$0.14	$(0.05)

CONSOLIDATED BALANCE SHEETS
WP Glimcher Inc.
(Unaudited, dollars in thousands)

	June 30, 2016	December 31, 2015

Assets:
Investment properties at cost	$6,491,583	$6,568,662
Construction in progress	91,958	87,538
	6,583,541	6,656,200
Less: accumulated depreciation	2,270,747	2,225,750
	4,312,794	4,430,450

Cash and cash equivalents	63,445	116,253
Tenant receivables and accrued revenue, net	83,207	91,603
Real estate assets held-for-sale	—	30,000
Investment in and advances to unconsolidated entities, at equity	468,798	488,071
Deferred costs and other assets	288,622	303,232
Total assets	$5,216,866	$5,459,609

Liabilities:
Mortgage notes payable	$1,672,915	$1,793,439
Notes payable	247,274	246,728
Unsecured term loans	1,333,920	1,332,812
Revolving credit facility	256,267	275,622
Accounts payable, accrued expenses, intangibles, and deferred revenues	361,252	379,112
Distributions payable	2,992	2,992
Cash distributions and losses in partnerships and joint ventures, at equity	15,389	15,399
Total liabilities	3,890,009	4,046,104

Redeemable noncontrolling interests	5,765	6,132

Equity:
Stockholders' equity
Series H cumulative redeemable preferred stock	104,251	104,251
Series I cumulative redeemable preferred stock	98,325	98,325
Common stock	19	19
Capital in excess of par value	1,234,277	1,225,926
Accumulated deficit	(280,623)	(214,243)
Accumulated other comprehensive (loss) income	(14,295)	1,716
Total stockholders' equity	1,141,954	1,215,994
Noncontrolling interests	179,138	191,379
Total equity	1,321,092	1,407,373
Total liabilities, redeemable noncontrolling interests and equity	$5,216,866	$5,459,609

RECONCILIATION OF FUNDS FROM OPERATIONS
WP Glimcher Inc.
Including Pro-Rata Share of Unconsolidated Properties
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Funds from Operations ("FFO"):
Net income (loss)	$24,737	$8,944	$38,418	$(644)
Less: Preferred dividends and distributions on preferred operating partnership units	(3,568)	(4,055)	(7,136)	(9,083)
Real estate depreciation and amortization, including joint venture impact	76,900	95,518	156,312	187,200
Noncontrolling interest portion of depreciation and amortization	(40)	(41)	(79)	(74)
Loss (gain) on sale of interests in properties	88	(5,147)	2,297	(5,147)
Net loss (income) attributable to noncontrolling interest holders in properties	8	(3)	14	—
FFO	$98,125	$95,216	$189,826	$172,252

Adjusted Funds from Operations:
FFO	$98,125	$95,216	$189,826	$172,252
Add back: Merger, restructuring and transaction costs	29,914	4,903	29,914	25,713
Add back: Bridge loan fee amortization	—	6,307	—	10,428
Gain on extinguishment of debt, net	(34,078)	—	(34,078)	—
Adjusted FFO	$93,961	$106,426	$185,662	$208,393

Weighted average common shares outstanding - diluted	220,475	220,252	220,373	217,662

FFO per diluted share	$0.45	$0.43	$0.86	$0.79
Total adjustments	(0.02)	0.05	(0.02)	0.17
Adjusted FFO per diluted share	$0.43	$0.48	$0.84	$0.96

RECONCILIATION OF NET OPERATING INCOME FOR COMPARABLE PROPERTIES
WP Glimcher Inc.
Including Pro-Rata Share of Unconsolidated Properties
(Unaudited, dollars in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Variance $	2016	2015	Variance $

Reconciliation of Comp NOI to Operating Income:
Operating income	$25,835	$44,806	$(18,971)	$81,213	$72,561	$8,652

Depreciation and amortization	69,232	91,453	(22,221)	140,635	183,637	(43,002)
General and administrative	9,432	11,889	(2,457)	20,236	21,478	(1,242)
Merger, restructuring and transaction costs	29,914	4,903	25,011	29,914	25,713	4,201
Fee income	(1,765)	(876)	(889)	(3,213)	(972)	(2,241)
Management fee allocation	3,159	4,722	(1,563)	6,769	8,630	(1,861)
Adjustment to include Glimcher NOI from prior to merger (2)	—	—	—	—	4,186	(4,186)
Pro-rata share of unconsolidated joint ventures in comp NOI	11,425	(2,568)	13,993	22,591	(8,067)	30,658
Property allocated corporate expense	3,427	1,732	1,695	6,773	3,102	3,671
Non-comparable properties and other (1)	100	(322)	422	(239)	(1,821)	1,582
NOI from sold properties	(1,572)	(3,678)	2,106	(1,867)	(4,986)	3,119
Termination income and outparcel sales	(86)	(1,158)	1,072	(1,066)	(1,791)	725
Straight-line rents	(146)	(1,725)	1,579	100	(3,320)	3,420
Ground lease adjustments for straight-line and fair market value	(5)	449	(454)	(10)	1,120	(1,130)
Fair market value adjustments to base rents	(2,119)	(6,364)	4,245	(4,002)	(11,003)	7,001
Less: non-core properties (3)	(3,991)	(4,539)	548	(8,800)	(9,524)	724
Comparable NOI - core portfolio	$142,840	$138,724	$4,116	$289,034	$278,943	$10,091
Comparable NOI percentage change - core portfolio			3.0%			3.6%

Comparable NOI - total portfolio (including non-core)	$146,831	$143,263	$3,568	$297,834	$288,467	$9,367
Comparable NOI percentage change - total portfolio			2.5%			3.2%

(1) Represents an adjustment to remove NOI amounts from properties not owned and operated in all periods presented. The assets acquired as part of the Glimcher merger are included in comp NOI, as described in note 2 below.
(2) Represents an adjustment to add the historical NOI amounts from the 23 properties acquired in the merger for periods prior to the January 15, 2015 merger date. This adjustment is included to provide comparability across periods presented.
(3) NOI from the five non-core properties held in each period presented.